[MICHAEL                                 NEWS
FOODS INC.
LETTERHEAD]

CONTACT:  MARK D. WITMER
          ASSISTANT TREASURER
          (612) 546-1500

FOR IMMEDIATE RELEASE

     MICHAEL FOODS RETAINS INVESTMENT BANKERS TO EXPLORE STRATEGIC ALTERNATIVES

     MINNEAPOLIS, August 9 -- Michael Foods, Inc. (Nasdaq/NMS:MIKL) announced today that it has retained U. S. Bancorp Piper Jaffray and Merrill Lynch & Co. to assist the company in exploring strategic alternatives to enhance shareholder value. Under consideration are a number of alternatives, including strategic alliances, acquisitions, mergers, and the sale of all, or some, of the Company's businesses.

     Management stressed that there are no pending agreements, negotiations or commitments concerning any alternatives. Also, the Board of Directors may determine, at any time, to not proceed further with any of these alternatives or their exploration. Management noted there is no deadline for completing the process and stated they do not intend to offer additional comments about these matters unless and until the Company decides to proceed with a material transaction.

     Chief Executive Officer Gregg A. Ostrander commented, "The Board of Directors strongly believes that Michael Foods' leadership positions in value-added egg, potato and dairy products, and the Company's strong financial performance and bright prospects for future growth, are being significantly undervalued by the stock market. Based on this assessment, we are aggressively exploring various alternatives to unlock this value and, in turn, enhance shareholder value."

     Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, specialty dairy products and refrigerated potato products. Principal subsidiaries include Papetti's Hygrade Egg Products, Inc., M. G. Waldbaum Company, Crystal Farms Refrigerated Distribution Company, Kohler Mix Specialties, Inc. and Northern Star Co.

     CERTAIN ITEMS IN THIS RELEASE ARE FORWARD-LOOKING STATEMENTS, WHICH ARE MADE IN RELIANCE UPON THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES, INCLUDING THE IMPACT OF POTENTIAL CHANGES IN DOMESTIC AND INTERNATIONAL ECONOMIC CONDITIONS ON THE OPERATIONS AND FUTURE PROSPECTS OF MICHAEL FOODS, INC. AND, IN TURN, ON THE STRATEGIC ALTERNATIVES WHICH MAY BE EXPLORED. ADDITIONAL RISKS AND UNCERTAINTIES INCLUDE VARIANCES IN THE DEMAND FOR THE COMPANY'S PRODUCTS DUE TO CUSTOMER

     DEVELOPMENTS AND INDUSTRY DEVELOPMENTS. AS A RESULT, THE COMPANY'S FUTURE OPERATING STRUCTURE COULD DIFFER MATERIALLY FROM THAT WHICH MAY BE PROJECTED BY, FORECASTED BY, OR IMPLIED BY THE COMPANY IN SUCH FORWARD-LOOKING STATEMENTS.

                                      # # #
8-9-99